Exhibit 99.1

SHELL MIDSTREAM PARTNERS, L.P. 1st QUARTER 2021 UNAUDITED RESULTS

• The Partnership reported $163 million of net income attributable to the Partnership, $166 million of net cash provided by operating activities, $201 million of adjusted EBITDA attributable to the Partnership and $173 million of cash available for distribution.

• First quarter distribution of $0.46 per common unit, consistent with the previous quarter.
• Diversified asset base continues to demonstrate resilience in a challenging economic environment as offshore volumes return to more normal levels after hurricanes and producer turnarounds.

HOUSTON, April 30, 2021 – Shell Midstream Partners, L.P. (NYSE: SHLX) (the “Partnership” or “Shell Midstream Partners”) reported net income attributable to the Partnership of $163 million for the first quarter of 2021, which equated to $0.37 per diluted common limited partner unit. Shell Midstream Partners also generated adjusted earnings before interest, income taxes, depreciation and amortization attributable to the Partnership of $201 million.

Total cash available for distribution was $173 million, approximately $8 million higher than the prior quarter. This increase was largely driven by offshore volumes returning to more normal levels following hurricane impacts and planned producer turnarounds. The increase was partially offset by continued lower refined products demand related to the ongoing COVID-19 pandemic.

“The Partnership continued to deliver value to our unit holders during the first quarter as volumes returned offshore following an active hurricane season and planned producer maintenance activity,” said Steven C. Ledbetter, CEO, Shell Midstream Partners GP LLC. “While our refined products assets are still showing impacts from ongoing lower demand from COVID-19 travel restrictions, our diversified asset base remains resilient in this challenging market.”

The Board of Directors of our general partner previously declared a cash distribution of $0.46 per limited partner common unit for the first quarter of 2021. This distribution was consistent with the prior quarter.

FINANCIAL HIGHLIGHTS

•Net income attributable to the Partnership was $163 million, compared to $129 million for the prior quarter.
•Net cash provided by operating activities was $166 million, compared to $147 million for the prior quarter.
•Cash available for distribution was $173 million, compared to $165 million for the prior quarter, as the Partnership saw increased offshore volumes as producers came back online after hurricanes and planned producer turnarounds. However, these increases were partially offset by the continuing effects of lower refined products demand related to the ongoing COVID-19 pandemic.
•Total cash distribution declared was $161 million, resulting in a coverage ratio of 1.1x.
•Adjusted EBITDA attributable to the Partnership was $201 million, compared to $188 million for the prior quarter.
•As of March 31, 2021, the Partnership had $317 million of consolidated cash and cash equivalents on hand.
•As of March 31, 2021, the Partnership had total debt of $2.7 billion, equating to 3.3x Debt to annualized Q1 2021 Adjusted EBITDA. Current debt levels are well within our targeted range and provide flexibility to the Partnership.

Cash available for distribution and Adjusted EBITDA are non-GAAP supplemental financial measures. See the reconciliation to their most comparable GAAP measures later in this press release.

ASSET HIGHLIGHTS

Significant Onshore Pipeline Transportation:
◦Zydeco - Mainline volumes were 641 kbpd in the current quarter, compared to 583 kbpd in the prior quarter, primarily due to increased volumes as shippers utilized credits and offshore throughput returned to normal after the prior quarter storms and producer turnarounds.

Significant Offshore Pipeline Transportation:
•During the quarter, the Partnership saw an increase of 11% when compared to prior quarter as producers increased production after the prior quarter hurricanes and producer turnarounds.
◦Mars - Volumes were 498 kbpd, compared to 441 kbpd in the prior quarter.
◦Amberjack - Volumes were 332 kbpd, compared to 301 kbpd in the prior quarter.
◦Eastern Corridor - Volumes were 432 kbpd, compared to 347 kbpd in the prior quarter.
◦Auger - Volumes were 95 kbpd, compared to 110 kbpd in the prior quarter.

2021 OUTLOOK

•Expect an impact to net income and cash available for distribution of approximately $10 million in 2021 related to offshore planned producer turnarounds.
•Acknowledging the continuing impacts of the global COVID-19 pandemic and lack of clarity on crude and finished products supply and demand in the near-term, the Partnership’s Board of Directors will monitor the business environment and make decisions regarding future distributions on a quarter-by-quarter basis.
•The Partnership has approximately $1.2 billion in available liquidity, which is a combination of cash and cash equivalents and availability under credit facilities.

ABOUT SHELL MIDSTREAM PARTNERS, L.P.

Shell Midstream Partners, L.P., headquartered in Houston, Texas, owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and deliver refined products from those markets to major demand centers and (b) storage tanks and financing receivables that are secured by pipelines, storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners and the assets owned by the Partnership, please visit
www.shellmidstreampartners.com.

FORTHCOMING EVENTS
Shell Midstream Partners, L.P. will hold a webcast at 10:00am CT today to discuss the reported results and provide an update on Partnership operations. Interested parties may listen to the conference call on Shell Midstream Partners, L.P.’s website at www.shellmidstreampartners.com by clicking on the “2021 First Quarter Financial Results Call” link, found under the “Events and Conferences” section. A replay of the conference call will be available following the live webcast.

Summarized Financial Statement Information

	For the Three Months Ended
(in millions of dollars, except per unit data)	March 31, 2021	December 31, 2020
Revenue (1)	$139	$130
Costs and expenses
Operations and maintenance	38	53
Cost of product sold	4	4
Impairment of fixed assets	3	—
General and administrative	12	9
Depreciation, amortization and accretion	13	11
Property and other taxes	5	5
Total costs and expenses	75	82
Operating income	64	48
Income from equity method investments	102	87
Other income	14	13
Investment and other income	116	100
Interest income	8	7
Interest expense	21	22
Income before income taxes	167	133
Income tax expense	—	—
Net income	167	133
Less: Net income attributable to noncontrolling interests	4	4
Net income attributable to the Partnership	$163	$129
Preferred unitholder’s interest in net income attributable to the Partnership	$12	$12
Limited Partners’ interest in net income attributable to the Partnership’s common unitholders	$151	$117

Net income per Limited Partner Unit:
Common - Basic	$0.38	$0.30
Common - Diluted	$0.37	$0.29

Weighted average Limited Partner Units outstanding:
Common units – public -basic	123.8	123.8
Common units – SPLC -basic	269.5	269.5
Common units – public -dilutive	123.8	123.8
Common units – SPLC -dilutive	320.3	320.3
(1) Deferred revenue recognized for the three months ended March 31, 2021 and December 31, 2020, including the impact of overshipments and expiring credits if applicable, was $6 million and $3 million, respectively.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Income
	For the Three Months Ended
(in millions of dollars)	March 31, 2021	December 31, 2020
Net income	$167	$133
Add:
Impairment of fixed assets	3	—
Depreciation, amortization and accretion	16	14
Interest income	(8)	(7)
Interest expense	21	22
Cash distribution received from equity method investments	123	129
Less:
Equity method distributions included in other income	14	12
Income from equity method investments	102	87
Adjusted EBITDA	206	192
Less:
Adjusted EBITDA attributable to noncontrolling interests	5	4
Adjusted EBITDA attributable to the Partnership	201	188
Less:
Series A Preferred Units distribution	12	12
Net interest paid by the Partnership (1)	21	22
Maintenance capex attributable to the Partnership	2	2
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	(2)	1
Principal and interest payments received on financing receivables (2)	9	12
Cash available for distribution attributable to the Partnership’s common unitholders	$173	$165
(1) Amount represents both paid and accrued interest attributable to the period.
(2) In the fourth quarter of 2020, the interest payment received on financing receivables for the three months ended December 31, 2020 erroneously omitted $3 million of cash received during the period. As such, we revised the amount shown for the three months ended December 31, 2020 in the above table to reflect the full amount of cash received in the period. Cash available for distribution for the three months ended December 31, 2020 was impacted by the same amount.

See “Non-GAAP Financial Measures” later in this press release.

Reconciliation of Adjusted EBITDA and Cash Available for Distribution to Net Cash Provided by Operating Activities
	For the Three Months Ended
(in millions of dollars)	March 31, 2021	December 31, 2020
Net cash provided by operating activities	$166	$147
Add:
Interest income	(8)	(7)
Interest expense	21	22
Return of investment	12	29
Less:
Change in deferred revenue and other unearned income	—	4
Non-cash interest expense	—	1
Change in other assets and liabilities	(15)	(6)
Adjusted EBITDA	206	192
Less:
Adjusted EBITDA attributable to noncontrolling interests	5	4
Adjusted EBITDA attributable to the Partnership	201	188
Less:
Series A Preferred Units distribution	12	12
Net interest paid by the Partnership (1)	21	22
Maintenance capex attributable to the Partnership	2	2
Add:
Net adjustments from volume deficiency payments attributable to the Partnership	(2)	1
Principal and interest payments received on financing receivables (2)	9	12
Cash available for distribution attributable to the Partnership’s common unitholders	$173	$165
(1) Amount represents both paid and accrued interest attributable to the period.
(2) In the fourth quarter of 2020, the interest payment received on financing receivables for the three months ended December 31, 2020 erroneously omitted $3 million of cash received during the period. As such, we revised the amount shown for the three months ended December 31, 2020 in the above table to reflect the full amount of cash received in the period. Cash available for distribution for the three months ended December 31, 2020 was impacted by the same amount.

See “Non-GAAP Financial Measures” later in this press release.

Distribution Information

	For the Three Months Ended
(in millions of dollars, except per-unit and ratio data)	March 31, 2021	December 31, 2020
Quarterly distribution declared per common unit	$0.4600	$0.4600

Adjusted EBITDA attributable to the Partnership (1)	$201	$188

Cash available for distribution attributable to the Partnership’s common unitholders (1) (3)	$173	$165

Distribution declared to limited partner units - common	$161	$161

Coverage Ratio (2)	1.1	1.0
(1) Non-GAAP measures. See reconciliation tables earlier in this press release.
(2) Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.
(3) In the fourth quarter of 2020, CAFD erroneously omitted $3 million of cash received during the period. As such, we revised the amount shown for the three months ended December 31, 2020 in the above table to reflect the full amount of cash received in the period. See the non-GAAP tables above for additional information.

Capital Expenditures and Investments
	For the Three Months Ended
(in millions of dollars)	March 31, 2021	December 31, 2020
Expansion capital expenditures	$—	$—
Maintenance capital expenditures	1	10
Total capital expenditures paid	$1	$10
Contributions to investment	$2	$—

Condensed Consolidated Balance Sheet Information
(in millions of dollars)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$317	$320
Equity method investments	1,007	1,013
Property, plant & equipment, net	686	699
Total assets	2,322	2,347
Related party debt	2,691	2,692
Total deficit	(467)	(458)

Pipeline and Terminal Volumes and Revenue per Barrel
	For the Three Months Ended
	March 31, 2021	December 31, 2020
Pipeline throughput (thousands of barrels per day) (1)
Zydeco – Mainlines	641	583
Zydeco – Other segments	18	114
Zydeco total system	659	697
Amberjack total system	332	301
Mars total system	498	441
Bengal total system	350	377
Poseidon total system	338	355
Auger total system	95	110
Delta total system	243	197
Na Kika total system	51	25
Odyssey total system	138	125
Colonial total system	1,995	2,189
Explorer total system	443	443
Mattox total system (2)	104	89
LOCAP total system	820	812
Other systems	518	442

Terminals (3)(4)
Lockport terminaling throughput and storage volumes	251	229

Revenue per barrel ($ per barrel)
Zydeco total system (5)	$0.47	$0.52
Amberjack total system (5)	2.43	2.40
Mars total system (5)	1.33	1.48
Bengal total system (5)	0.41	0.41
Auger total system (5)	1.69	1.14
Delta total system (5)	0.66	0.59
Na Kika total system (6)	1.06	0.83
Odyssey total system (5)	0.98	0.99
Lockport total system (6)	0.21	0.22
Mattox total system (7)	1.52	1.52
(1) Pipeline throughput is defined as the volume of delivered barrels.
(2) The actual delivered barrels for Mattox are disclosed in the above table for the comparative periods. However, Mattox is billed by monthly minimum quantity per dedication and transportation agreements. Based on the contracted volume determined in the agreements, the thousands of barrels per day for Mattox are 154 and 159 for the three months ended March 31, 2021 and December 31, 2020, respectively.
(3) Terminaling throughput is defined as the volume of delivered barrels, and storage is defined as the volume of stored barrels.
(4) Refinery Gas Pipeline and our refined products terminals are not included above as they generate revenue under transportation and terminaling service agreements, respectively, that provide for guaranteed minimum throughput.
(5) Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period. Actual tariffs charged are based on shipping points along the pipeline system, volume and length of contract.

(6) Based on reported revenues from transportation and storage divided by delivered and stored barrels over the same time period. Actual rates are based on contract volume and length.
(7) Mattox is billed at a fixed rate of $1.52 per barrel for the monthly minimum quantity in accordance with dedication and transportation agreements.

FORWARD LOOKING STATEMENTS

This press release includes various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “budget,” “continue,” “potential,” “guidance,” “effort,” “expect,” “forecast,” “goals,” “objectives,” “outlook,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “begin,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, future drop downs, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of distributions, coverage ratios and expectations regarding not accessing the capital markets for debt or equity in the near-term are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, April 30, 2021, and we disclaim any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Many of the factors that will determine these results are beyond our ability to control or predict. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

NON-GAAP FINANCIAL MEASURES
This press release includes the terms Adjusted EBITDA and cash available for distribution. We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities. These non-GAAP measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
References in this press release to Adjusted EBITDA refer to net income before income taxes, interest expense, interest income, gain or loss from disposition of fixed assets, allowance oil reduction to net realizable value, loss from revision of asset retirement obligation, and depreciation, amortization and accretion, plus cash distributed to Shell Midstream Partners, L.P. from equity method investments for the applicable period, less equity method distributions included in other income and income from equity method investments. We define Adjusted EBITDA attributable to Shell Midstream Partners, L.P. as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests and Adjusted EBITDA attributable to Parent. References to cash available for distribution refer to Adjusted EBITDA attributable to Shell Midstream Partners, L.P., less maintenance capital expenditures attributable to Shell Midstream Partners, L.P., net interest paid by the Partnership, cash reserves, income taxes paid and Series A Preferred Units distributions, plus net adjustments from volume deficiency payments attributable to Shell Midstream Partners, L.P., reimbursements from Parent included in partners’ capital, principal and interest payments received on financing receivables, and certain one-time payments received. Cash available for distribution will not reflect changes in working capital balances. We define maintenance capital expenditures as cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition, equity acquisition or other form of investment) by the Partnership or any of its subsidiaries of existing assets or assets under construction, (b) the construction or development of new capital assets by the Partnership or any of its subsidiaries, (c) the replacement, improvement or expansion of existing capital assets by the Partnership or any of its subsidiaries or (d) a capital contribution by the Partnership or any of its subsidiaries to a person that is not a subsidiary in which the Partnership or any of its subsidiaries has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund the Partnership or such subsidiary’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Partnership and its subsidiaries, in the case of clauses (a), (b) and (c), or such person, in the case of clause (d), as the operating capacity or operating income of the Partnership and its subsidiaries or such person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

April 30, 2021

The information in this Report reflects the unaudited condensed consolidated financial position and results of Shell Midstream Partners, L.P.

Inquiries:
Shell Media Relations
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Shell Investor Relations
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